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                                                                   Exhibit 1.1

                              DATED 31ST JULY, 2000


                                   PEARSON PLC


                                     - AND -


                           GOLDMAN SACHS INTERNATIONAL


                                     - AND -


                                 CAZENOVE & CO.

                          -----------------------------

                                A G R E E M E N T

                           RELATING TO A RIGHTS ISSUE
                               OF ORDINARY SHARES
                                 OF 25P EACH IN
                                   PEARSON PLC
                          -----------------------------



                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB
                                    (DRJ/ARR)
                                   CE003695632
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                                    CONTENTS

                                                                            PAGE
                                                                            ----

1.       Interpretation                                                        1

2.       Admission to listing and trading                                      6

3.       Obligations of the Company                                            7

4.       Conditions                                                            8

5.       Certain Overseas Qualifying Holders                                  10

6.       Allotment                                                            10

7.       Subscription of New Shares                                           11

8.       Underwriting                                                         14

9.       Announcements                                                        16

10.      Warranties                                                           17

11.      Commissions and Expenses                                             17

12.      Indemnity                                                            19

13.      Miscellaneous                                                        22

14.      Contracts (Rights of Third Parties) Act 1999                         22

15.      Notices                                                              22

16.      Governing Law                                                        24

Schedule 1                                                                    25

Schedule 2                                                                    27
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THIS AGREEMENT is made on  31st July, 2000

BETWEEN:

(1) PEARSON PLC (registered in England with number 53723) whose registered office is at 3 Burlington Gardens, London W1X 1LE (the "COMPANY");

(2) GOLDMAN SACHS INTERNATIONAL of Peterborough Court, 133 Fleet Street, London EC4A 2BB ("GOLDMAN SACHS"); and

(3)      CAZENOVE & CO. of 12 Tokenhouse Yard, London EC2R 7AN ("CAZENOVE").

WHEREAS:

(A) The Company proposes to issue the New Shares pursuant to the Rights Issue and the Directors have authority and have been empowered under Sections 80 and 95 of the Companies Act 1985, respectively, to allot the New Shares and to do so otherwise than in compliance with Section 89 of that Act.

(B) Goldman Sachs and Cazenove have agreed, on the terms and subject to the conditions referred to in this Agreement, to underwrite the Rights Issue and have sought and are proposing to seek sub-underwriters of the Rights Issue.

WHEREBY IT IS AGREED AS FOLLOWS:

1.       INTERPRETATION

1.1 In this Agreement (including the Schedules) the following expressions shall, unless the context otherwise requires, have the following meanings:-

        "ACCEPTANCE DATE"                   means the date for acceptance and
                                            payment in full under the Rights
                                            Issue expected to fall 21 days after
                                            the Posting Date Provided always
                                            that it shall not be later than the
                                            date falling three Dealing Days
                                            before the day falling 43 days after
                                            the date of this Agreement;

        "ACCOUNTS DATE"                     means 31st December 1999;

        "ACQUISITION"                       means the proposed acquisition by a
                                            wholly owned subsidiary of the
                                            Company of National Computer
                                            Systems, Inc. to be effected by
                                            means of the tender offer (and
                                            subsequent merger)as detailed in the
                                            Acquisition Documents;

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                                       2


       "ACQUISITION DOCUMENTS"              means the merger agreement between
                                            the Company, a wholly-owned
                                            subsidiary of the Company and
                                            National Computer Systems, Inc.
                                            dated 30th July 2000 (the "Merger
                                            Agreement") and a tender offer
                                            document to be sent to National
                                            Computer Systems Inc.'s
                                            shareholders;

       "AUSTRALIAN HOLDERS"                 means Qualifying Holders with
                                            registered addresses in the
                                            Commonwealth of Australia, its
                                            territories or possessions;

       "BROKERS"                            means Cazenove & Co. and Goldman
                                            Sachs in their capacity as brokers
                                            to the Company;

       "CIRCULAR"                           means the circular to be issued by
                                            the Company to its shareholders
                                            giving details of the Rights Issue,
                                            the Interim Results, and the
                                            Acquisition, and constituting a
                                            Prospectus;

       "COMMENCEMENT OF DEALINGS"           means the commencement of dealings
                                            in the New Shares (nil paid) on and
                                            with the authority of the London
                                            Stock Exchange;

       "DEALING DAY"                        means a day upon which dealings in
                                            domestic securities may take place
                                            on and with the authority of the
                                            London Stock Exchange;

       "DIRECTORS"                          means the directors of the Company;

       "EXCLUDED HOLDERS"                   means Qualifying Holders to whom, in
                                            accordance with Clause 5, no
                                            Provisional Allotment Letter is to
                                            be sent;

       "GROUP"                              means the Company and its
                                            subsidiaries and subsidiary
                                            undertakings;

       "INTERIM RESULTS"                    means the unaudited interim results
                                            of the Group for the six months
                                            ended 30th June, 2000 as set out in
                                            the Press Announcement;

       "IRISH HOLDERS"                      means Qualifying Holders with
                                            registered addresses in the Republic
                                            of Ireland;

       "LISTING RULES"                      means the current edition of the
                                            publication entitled "The Listing
                                            Rules" produced by the UK Listing
                                            Authority and incorporating the
                                            listing rules made by the UK Listing
                                            Authority pursuant to Part IV of the
                                            Financial Services Act 1986;

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                                       3


       "LONDON STOCK EXCHANGE"              means the London Stock Exchange plc;

       "NEW SHARES"                         means the 170,500,067 new Ordinary
                                            Shares to be allotted pursuant to
                                            the Rights Issue;

       "NORTH AMERICAN HOLDERS"             means Qualifying Holders with
                                            registered addresses either in the
                                            United States of America or any of
                                            its states, territories or
                                            possessions, including the District
                                            of Columbia;

       "OFFICIAL LIST"                      means the Official List of the UK
                                            Listing Authority;

       "ORDINARY SHARES"                    means ordinary shares of 25p each in
                                            the capital of the Company;

       "ORDINARY SHAREHOLDERS"              means holders of Ordinary Shares;

       "POSTING DATE"                       means the date not later than 17th
                                            August, 2000 or such other date as
                                            the Company and the Underwriters may
                                            agree in writing that the Circular
                                            and Provisional Allotment Letter
                                            are, subject to clause 5, issued by
                                            the Company to Qualifying Holders;

       "PRESS ANNOUNCEMENT"                 means the press announcement giving
                                            details of the Rights Issue, the
                                            Interim Results and the Acquisition
                                            in the form of the draft initialled
                                            by or on behalf of the Company and
                                            the Underwriters for the purpose of
                                            identification only and MARKED "A";

       "PROSPECTUS"                         means a prospectus for the
                                            purposes of the listing rules
                                            made by the UK Listing
                                            Authority pursuant to Part IV
                                            of the Financial Services Act
                                            1986 relating to the Company
                                            and the New Shares;

       "PROVISIONAL ALLOTMENT LETTER"       means the form of the renounceable
                                            provisional allotment letter to be
                                            issued by the Company, subject to
                                            CLAUSE 5, to Qualifying Holders in
                                            connection with the Rights Issue;

       "QUALIFYING HOLDERS"                 means Ordinary Shareholders on the
                                            register of members of the Company
                                            as at the close of business on the
                                            Record Date;

       "RECEIVING BANKER"                   means Lloyds TSB Registrars, The
                                            Causeway, Worthing, West Sussex BN99
                                            6DA;

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                                       4


       "RECORD DATE"                        means the close of business on 28th
                                            July, 2000;

       "REPORT AND ACCOUNTS"                means the published annual report
                                            and audited accounts of the Group as
                                            at and for the financial period
                                            ended on the Accounts Date;

       "RIGHTS ISSUE"                       means the offer of New Shares by way
                                            of rights to Qualifying Holders
                                            (other than Excluded Holders) at the
                                            Subscription Price on the basis of:-

                                            3 New Shares

                                            for every

                                            11 Ordinary Shares

                                            held as at the close of businesfs on
                                            the Record Date and otherwise on the
                                            terms and subject to the conditions
                                            in the Circular and Provisional
                                            Allotment Letter;

       "STANDARDS"                          means the current edition of the
                                            Admission and Disclosure Standards
                                            produced by the London Stock
                                            Exchange;

       "SUBSCRIPTION PRICE"                 means a price of(pound)10.00 per New
                                            Share;

       "SUPPLEMENTARY PROSPECTUS"           means any Prospectus published by
                                            the Company pursuant to Section 147
                                            of the Financial Services Act 1986
                                            supplementary to the Prospectus
                                            contained in the Circular;

       "UK LISTING AUTHORITY"               means the Financial Services
                                            Authority in its capacity as the
                                            competent authority under Part IV of
                                            the Financial Services Act 1986 and
                                            in the exercise of its function in
                                            respect of admission to the Official
                                            List otherwise than in accordance
                                            with Part IV of the Financial
                                            Services Act 1986;

       "UNDERWRITERS"                       means Goldman Sachs and Cazenove;

       "UNDERWRITTEN NEW SHARES"            means 150,000,000 New Shares.

1.2      In this Agreement unless otherwise specified:-

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         (A)      references to clauses, sub-clauses, paragraphs and schedules are to clauses, sub-clauses, paragraphs of, and schedules to, this Agreement;

         (B) words and expressions defined in the Companies Act 1985 shall bear the same meaning;

         (C) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted, provided that no amendment, modification or re-enactment subsequent to the date of this Agreement shall increase or extend the liability of any party under this Agreement;

         (D) references to this Agreement are to it as amended or supplemented from time to time ;

         (E)      references to times of the day are to London time; and

         (F) headings to clauses and schedules are for convenience only and do not affect the interpretation of this Agreement.

1.3 The document referred to in this Agreement marked "A" (the Press Announcement), may be amended by agreement between the Company and the Underwriters in accordance with CLAUSE 3.7 and references in this Agreement to such documents shall, where appropriate, be construed as references to such documents as so amended.

2.       ADMISSION TO LISTING AND TRADING

2.1 The Company undertakes to the Underwriters that it has, at its own expense, through the Brokers made an application to the UK Listing Authority for permission to be granted for the admission of the New Shares to the Official List in accordance with the Listing Rules and an application to the London Stock Exchange for permission to be granted for the admission of the New Shares to trading on the London Stock Exchange.

2.2 The Company will, in conjunction with the Brokers, use its best endeavours:-

         (A) to obtain the permissions referred to in CLAUSES 2.1 (subject only to the despatch of Provisional Allotment Letters) by not later than the Posting Date; and

         (B) to procure that the admission of the New Shares to the Official List becomes effective in accordance with paragraph
                  7.1 of the Listing Rules and the admission of the New Shares to trading becomes effective in accordance with paragraph 2.1 of the Standards by not later than 8.30 a.m. on the first Dealing Day after the Posting Date.

         The Company will supply all such information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be reasonably necessary or required by the UK Listing Authority and/or the London Stock Exchange for the purpose of obtaining such approval, permissions and admissions.

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                                       6


3.       OBLIGATIONS OF THE COMPANY

3.1      The Company shall:-

         (A) so far as it is able procure that forthwith, and in any event by not later than 8.30 a.m. on the date of this Agreement, the Press Announcement is released to the London Stock Exchange;

         (B) use its best endeavours to procure delivery to the Underwriters of the documents referred to in paragraph 1 of
                  Schedule 1 by not later than the time at which copies of the Circular are delivered to the Registrar of Companies in England and Wales in accordance with CLAUSE 3.2(A);

         (C)      subject to the allotment of the New Shares pursuant to CLAUSE
                  6. 1, procure that there are delivered to the Underwriters the documents referred to in PARAGRAPH 2 of SCHEDULE 1 as provided therein.

3.2 Subject to the prior receipt from the UK Listing Authority of formal approval of the Circular as a Prospectus, the Company shall procure that:-

         (A) two copies of the Circular are delivered by or on behalf of the Company to the Registrar of Companies in England and Wales for registration pursuant to Section 149 of the Financial Services Act 1986 by not later than the Posting Date;

         (B) subject to the fulfilment of CLAUSE 3.2(A), further copies of the Circular, together with the Report and Accounts, are made available by or on behalf of the Company in accordance with paragraphs 8.4, 8.4A, 8.5, 8.6 and 8.21 of the Listing Rules;

         (C) subject to the fulfilment of CLAUSE 3.2(A) and the provisional allotments of the New Shares having been made subject to and in accordance with CLAUSE 6.1, the Circular and Provisional Allotment Letters are posted, subject to CLAUSE 5, to all Qualifying Holders (other than Excluded Holders) by not later than the Posting Date with such Provisional Allotment Letters recording the respective entitlements of each such Qualifying Holder to subscribe New Shares; and

         (D) the relevant announcements referred to in paragraph 4.20 of the Listing Rules shall be lodged with the Company Announcements Office of the London Stock Exchange as required by such paragraph.

3.3 The Company shall notify the Underwriters forthwith of any event referred to in paragraph (a) or (b) of Section 147(1) of the Financial Services Act 1986 which arises between the time of publication of the Circular and the Commencement of Dealings and, without prejudice to CLAUSES 4.1(D) AND 9.2, shall deal with every such matter in accordance with Section 147 of that Act and paragraphs 5.14, 5.15, 5.16 and 8.20 of the Listing Rules.

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                                       7


3.4 The Company undertakes that it will not, without the consent in writing of the Underwriters, prior to completion of the Acquisition make any material increase in the terms of the tender offer.

3.5 The Company shall not make any material amendment to the Circular, the Press Announcement or the Provisional Allotment Letter without the prior written consent of the Underwriters, such consent not to be unreasonably withheld or delayed.

4.       CONDITIONS

4.1      The obligations of the Underwriters under CLAUSES 7 (other than CLAUSES
         7.6 TO 7.8) AND 8 are conditional upon:-

         (A) the release of the Press Announcement to the London Stock Exchange in accordance with CLAUSE 3.1(A);

         (B) the posting of the Circular and Provisional Allotment Letters in accordance with CLAUSE 3.2(C);

         (C) none of the representations, warranties or undertakings being breached or untrue or inaccurate or misleading in any respect when made which in any such case is material in the context of the Rights Issue or the underwriting of the New Shares and there being no change in fact or circumstance or in the knowledge, opinion, intention or expectation such that, if repeated at any time up to immediately prior to the Commencement of Dealings by reference to the facts and circumstances and the knowledge, opinions, intentions and expectations of the Directors then existing, any of such representations, warranties or undertakings would be breached or untrue or inaccurate or misleading in any respect, which in any such case is material in the context of the Rights Issue or the underwriting of the New Shares;

         (D) no event referred to in paragraph (a) or (b) of Section 147(1) of the Financial Services Act 1986 arising between the time of publication of the Circular and the Commencement of Dealings and no Supplementary Prospectus being published by or on behalf of the Company;

         (E) the admission of the New Shares to the Official List becoming effective in accordance with paragraph 7.1 of the Listing Rules and the admission of the New Shares to trading becoming effective in accordance with paragraph 2.1 of the Standards by not later than 8.30 a.m. on the first Dealing Day after the Posting Date;

         (F) the Acquisition not ceasing to be capable of completion by reason of any condition in Exhibit A to the Merger Agreement being invoked; and

         (G) no act of the Company having been carried out in breach of CLAUSE 3.4 (whether prior to or after the Commencement of Dealings).

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                                       8


4.2 The conditions referred to in CLAUSE 4.1 (other than those set out in CLAUSES 4.1(B) AND (E)) may be waived, in whole or in part, by notice in writing given by the Underwriters to the Company and the respective times for satisfaction of the conditions referred to in CLAUSE 4.1 may be extended by notice in writing given by the Underwriters to the Company.

4.3 If the conditions referred to in CLAUSE 4.1 are not fulfilled (or waived) on or by the required times or dates therefor, the Company shall forthwith make an announcement to the London Stock Exchange to that effect and this Agreement (other than Clauses 7.6 to 7.8) shall ipso facto cease and terminate and neither party shall have any claim against the other for any costs, damages, compensation or otherwise under this Agreement except:-

         (A) as regards any breach of any provision of this Agreement which has occurred prior to such termination; and

         (B) that the provisions of CLAUSES 11 AND 12 shall still apply in accordance with their respective terms.

5.       CERTAIN OVERSEAS QUALIFYING HOLDERS

5.1 Provisional Allotment Letters sent to Qualifying Holders with registered addresses in South Africa will carry no right to renounce.

5.2 Provisional Allotment Letters will not be sent to North American Holders without the prior written consent of the Underwriters.

5.3 The Company will not exercise any right reserved to it to reject a Provisional Allotment Letter in the circumstances referred to in the Circular without first consulting with the Underwriters.

5.4 The parties will investigate in good faith the feasibility of making the Rights Issue available to Excluded Holders.

6.       ALLOTMENT

6.1      Subject to:-

         (A) the formal approval by the UK Listing Authority of the Circular as a Prospectus by not later than the Posting Date;

         (B) the delivery of two copies of the Circular to the Registrar of Companies in England and Wales in accordance with CLAUSE 3.2(A); and

         (C) the UK Listing Authority having granted permission for the New Shares to be admitted to the Official List and the London Stock Exchange having granted permission for the New Shares to be admitted to trading on the London Stock Exchange's market for listed securities (subject only to the despatch of Provisional Allotment Letters),

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                                       9


         the New Shares will be provisionally allotted on the Posting Date to Qualifying Holders (other than Excluded Holders) on the basis referred to in the definition of "Rights Issue" in CLAUSE 1.1 pursuant to a resolution of the Board of Directors (or a duly authorised Committee of such Board) and in accordance with CLAUSE 6.2.

6.2 The provisional allotment of the New Shares referred to in CLAUSE 6.1 will be made upon the terms and subject to the conditions set out in the Circular and the Provisional Allotment Letter and on the basis referred to in CLAUSE 6.4 for acceptance and payment in full by not later than 3.00 p.m. on the Acceptance Date and will be expressed to be subject to the admission of the New Shares to the Official List becoming effective in accordance with paragraph 7.1 of the Listing Rules and to the admission of the New Shares to trading becoming effective in accordance with paragraph 2.1 of the Standards by not later than 8.30 a.m. on the first Dealing Day after the Posting Date (or such later time and/or date as the Company and the Underwriters may agree). Fractions of New Shares shall not be allotted to Qualifying Holders. All such fractions will be aggregated and the resultant aggregate number of New Shares and the New Shares attributable to Excluded Holders will be dealt with in accordance with CLAUSES 7.1 AND 7.2.

6.3      Subject to:-

         (A) the provisional allotments of the New Shares referred to in CLAUSE 6.1 having been made; and

         (B) the admission of the New Shares to the Official List and to trading on the London Stock Exchange having become effective as referred to in Clause 6.2,

         the provisional allotments of the New Shares which have been taken up will be confirmed and the provisional allotments of the New Shares which have not been taken up will be cancelled and new allotments thereof made in favour of the persons who, pursuant to CLAUSES 7.6 AND/OR 8, are subscribing such New Shares pursuant to a resolution of the Board of Directors (or a duly authorised Committee of such Board) in each case by not later than the third Dealing Day after the Acceptance Date.

6.4 The New Shares will be allotted on terms that, when fully paid, they are free from all liens, charges and encumbrances and that they will rank pari passu in all respects with the existing issued Ordinary Shares save that they will not rank for the interim dividend in respect of the six months ended 30th June, 2000 announced on 31st July, 2000.

7.       SUBSCRIPTION OF NEW SHARES

7.1 By not later than 5.00 p.m. on the Dealing Date prior to the Posting Date the Company will (or will procure that the Receiving Banker will) notify the Underwriters in writing of the number of New Shares which represents the aggregate of fractional entitlements arising in respect of the Rights Issue and of the number of New Shares attributable to Excluded Holders under the Rights Issue. On the Dealing Day before the Acceptance Date (or such earlier date as the Underwriters may specify subject to the consent of the Company, such consent not to be unreasonably withheld or delayed), the Underwriters will, as agents of the Company, instruct

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                                       10


         the Brokers to endeavour to procure (a) purchaser(s) for so many of the rights to such New Shares as can be sold nil paid at a premium net of expenses (including value added tax). As soon as reasonably practicable thereafter the Underwriters will account to the Receiving Banker for the net proceeds of sale (after deduction of expenses, including Broker's commission) of so many of such rights to New Shares as shall have been so sold nil paid against delivery to the Underwriters (or as they may direct) of nil paid Provisional Allotment Letters in respect of the rights to the New Shares so sold in such names and denominations as the Underwriters may require. Such sales will be deemed to have been made in the first instance in respect of rights to New Shares attributable to Excluded Holders and, to the extent that there are sufficient such sales, thereafter in respect of rights to New Shares attributable to fractional entitlements. If any of the rights to such New Shares are not so sold by 3.00 p.m. on the Acceptance Date, such New Shares will be dealt with as New Shares not taken up in accordance with CLAUSE 7.6.

7.2 The Company will procure that the Receiving Banker pays to Excluded Holders pro rata to their holdings of Ordinary Shares as at the close of business on the Record Date the net proceeds received by the Receiving Banker in respect of the sale of rights to New Shares attributable to Excluded Holders pursuant to CLAUSE 7.1 as soon as practicable after receipt (save that individual amounts of less than (pound)3.00 per holding shall not be so paid but shall be retained by the Company). The Company will procure that the Receiving Banker pays to relevant Qualifying Holders pro rata to their fractional entitlements to New Shares the net proceeds received by the Receiving Banker in respect of the sale of such fractional entitlements pursuant to CLAUSE 7.1 as soon as practicable after receipt (save that individual amounts of less than (pound)3.00 per holding shall not be so paid but shall be retained by the Company).

7.3 If, by 3.00 p.m. on the Acceptance Date, all of the New Shares shall have been taken up, or are subsequently deemed to have been taken up by such time pursuant to the proviso to CLAUSE 7.4, the obligations of the Underwriters under CLAUSES 7.6 AND 8 shall thereupon terminate.

7.4 Subject to CLAUSE 7.5, New Shares comprised in Provisional Allotment Letters which, by 3.00 p.m. on the Acceptance Date, shall be lodged for acceptance (whether by the person to whom they were provisionally allotted or by renouncees of the right to accept allotment) in accordance with the terms of the Circular and the Provisional Allotment Letter, accompanied by cheques or other remittances for the full amount payable in respect of such New Shares (and whether or not such cheques or other remittances shall be honoured) are referred to in this Agreement as having been "taken up" provided that (i) cheques dishonoured or other applications rejected by 3.00 p.m. on Acceptance Date and notified to the Underwriters in accordance with 7.6 shall not be treated as taken up and (ii) at the discretion of the Company New Shares shall for the purpose of this Agreement be deemed to have been taken up by 3.00 p.m. on the Acceptance Date if a cheque or other remittance for the full amount payable in respect of such New Shares (and whether or not such cheque or other remittance shall be honoured) is received prior to 3.00 p.m. on the Acceptance Date from an authorised person (as defined in the Financial Services Act 1986) identifying the New Shares concerned and undertaking to lodge the relevant Provisional Allotment Letter duly completed in due course.

7.5 Notwithstanding CLAUSE 7.4, New Shares shall be deemed not to have been taken up where they are comprised in a Provisional Allotment Letter which has been lodged for acceptance and in respect of which, by not later than 7.30 a.m. on the first Dealing Day after the Acceptance Date,

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                                       11


         the Company has notified the Underwriters that it is with the consent of the Underwriters rejecting such Provisional Allotment Letter on the basis that, verification of the identity of the applicant having been required and a reasonable period having elapsed, the Receiving Banker has advised the Company that it is unable to process such Provisional Allotment Letter in accordance with the Money Laundering Regulations 1993.

7.6 As soon as practicable after 3.00 p.m. on the Acceptance Date and by not later than 7.30 a.m. on the first Dealing Day after the Acceptance Date, the Company will (or will procure that the Receiving Banker will) notify the Underwriters in writing of the number of New Shares which have not been taken up or deemed taken up. The Underwriters will, as agents of the Company, instruct the Brokers to endeavour to procure (a) subscriber(s) for such New Shares (or as many as can be so procured) upon the terms (in so far as the same are applicable) of the Circular and the Provisional Allotment Letter as soon as reasonably practicable and in any event by not later than 3.00 p.m. on the second Dealing Day after the Acceptance Date if a premium over the total of the Subscription Price and expenses of procurement (including value added tax) can be obtained provided that the Underwriters may, at any time after 3.00 p.m. on the Acceptance Date, instruct the Brokers no longer to endeavour to procure any such subscriber(s) if they have been informed by the Brokers that, in the reasonable opinion of the Brokers, it is unlikely that any such subscriber(s) can be so procured at such a premium by such time. The Underwriters shall not be under any obligation to endeavour to procure any such subscriber(s) save as expressly set out in this Agreement. The Underwriters will procure payment to the Receiving Banker of the net proceeds of any such subscriptions by not later than the third Dealing Day after the Acceptance Date against delivery to the Underwriters (or as they may direct) of duly receipted fully paid Provisional Allotment Letters in respect of the New Shares for which subscribers are procured pursuant to this CLAUSE 7.6 in such names and denominations as the Underwriters may require.

7.7 The Company will procure that the Receiving Banker pays the excess of the net proceeds of subscription over the Subscription Price (less expenses, including value added tax) received by the Receiving Banker pursuant to CLAUSE 7.6 to the non-accepting Qualifying Holders to whom the relevant New Shares were provisionally allotted pro rata to their lapsed provisional entitlements as soon as practicable after receipt (save that individual amounts of less than (pound)3.00 will not be so paid but will be retained by the Company). The Company shall be entitled to retain for its own use aNd benefit the Subscription Price for each New Share subscribed and received by the Receiving Banker pursuant to CLAUSE 7.6.

7.8 Any transactions carried out by the Underwriters pursuant to this CLAUSE 7 will constitute transactions carried out at the Company's request and as its agent and not for the Underwriters' own account. The Underwriters shall, however, be entitled to receive and/or retain and/or allow the Brokers and/or its other agents to receive and/or retain any commission or brokerages paid to it or its agents in connection with the implementation of any such transactions and shall not be under any liability to account for any benefit or advantage derived from such transactions by it or any company connected with it. Neither the Underwriters nor the Brokers are to be responsible, whether to the Company, any Qualifying Holder or any other shareholder or otherwise, for any loss or damage to any person arising from any such transactions or for any insufficiency or alleged insufficiency of any dealing price at which any rights to New Shares may be sold or subscribers for New Shares may be procured by them or for the timing of any such sale or subscription or any failure to procure any sale or subscription unless and to the extent that the same result from the negligence or wilful default of the Underwriters or of the Brokers.

8.       UNDERWRITING

8.1 The Underwriters shall, as agents of the Company, procure subscribers, or to the extent such subscribers are not procured themselves as principal subscribe, on the terms and subject to the conditions and on the basis of the information contained in the Circular and the Provisional Allotment Letter (other than as to the time and method of acceptance and payment) for any of the New Shares notified to them in accordance with CLAUSE 7.6 as not taken up and for which subscribers are not procured pursuant to CLAUSE 7.6, provided that this obligation shall be limited to the number of Underwritten New Shares after deducting any New Shares taken up or for which subscribers are procured under pursuant to CLAUSE 7.6 (and for the avoidance of doubt if the number of New Shares taken up or for which subscribers are procured pursuant to CLAUSE 7.6 is equal to or exceeds the number of Underwritten New Shares, the obligations of the Underwriters under this CLAUSE 8.1 shall terminate).

8.2 The Underwriters shall procure payment of the Subscription Price for the Underwritten New Shares for which the Underwriters subscribe or procure subscribers pursuant to CLAUSE 8.1 to the Company (or to the Receiving Banker) by not later than the fourth Dealing Day after the Acceptance Date against delivery to the Underwriters (or as they may direct) of duly receipted fully paid Provisional Allotment Letters in respect of such Underwritten New Shares in such names and denominations as the Underwriters may require. In default of the Underwriters so doing in respect of any such Underwritten New Shares, the Company is hereby irrevocably authorised to treat this Agreement as an application by the Underwriters on the terms and subject to the conditions and on the basis of the information contained in the Circular and the Provisional Allotment Letter (other than as to the time and method of acceptance and payment) for such Underwritten New Shares and to allot and issue the same to the Underwriters on such terms and conditions, and payment of the Subscription Price in respect thereof shall be made by the Underwriters against delivery to them (or as they may direct) of duly receipted fully paid Provisional Allotment Letters in respect of such Underwritten New Shares in such names and denominations as they shall require.

8.3 The obligations of the Underwriters under this CLAUSE 8 are separate, each Underwriter being responsible only for its proportionate share of the Underwritten New Shares as set out below:

         (A)      in respect of the first 82,000,000 Underwritten New Shares:

                  Goldman Sachs                           72.222%
                  Cazenove                                27.778%

         (B) in respect of any Underwritten New Shares in excess of 82,000,000:

                  Goldman Sachs                           50%

                  Cazenove                                50%

         and for the avoidance of doubt one of the Underwriters shall not have any liability or obligation in respect of any default by the other.

9.       ANNOUNCEMENTS

9.1 The Company will not, and will procure that no other member of the Group will, between the date of this Agreement and the fourth Dealing Day after the Acceptance Date (inclusive) save for the Acquisition enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or may be material in the context of the Group or issue any shares or options over shares (other than pursuant to and in accordance with entitlements described in the Circular) or enter into any agreement or undertaking to do the same without in any such case the prior written consent of the Underwriters, not to be unreasonably withheld or delayed.

9.2 The Company undertakes to the Underwriters that, save for the release of the Press Announcement and the posting of the Circular and Provisional Allotment Letters in accordance with the terms of this Agreement, or as may be required by law or the requirements of the Listing Rules or by the tender offer document and any other US listing documentation no:-

         (A) public announcement or communication concerning any member of the Group which is or may be material in the context of the Rights Issue or the underwriting of New Shares;

         (B) notice, bill, poster or document announcing the publication or despatch of the Circular or the Provisional Allotment Letters or the issue of the New Shares and indicating the essential characteristics of the New Shares; or

         (C) document relating to the admission of the New Shares to the Official List and to trading on the London Stock Exchange,

         will be published, made or despatched by or on behalf of any member of the Group between the date hereof and the fourth Dealing Day after the Acceptance Date (inclusive) without the prior written consent of the Underwriters or as may be required by law or the requirements of the Listing Rules or by the tender offer document and any other US Listing documentation. The Underwriters shall not withhold or delay such consent in circumstances where such publication is required pursuant to any applicable law or regulation.

10.      WARRANTIES

10.1 Execution of this Agreement by the Company shall constitute a representation, warranty and undertaking by the Company to the Underwriters in the terms set out in SCHEDULE 2.

10.2 The Company accepts that the Underwriters are entering into this Agreement in reliance upon each of such representations, warranties and undertakings. Each of such representations, warranties and undertakings shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of such representations, warranties and undertakings or any other term of this Agreement.

10.3 The Company will notify the Underwriters immediately if it comes to the knowledge of the Company or any of the Directors that any of the representations, warranties and undertakings referred to in CLAUSE 10.1 was breached or untrue or inaccurate or misleading in any respect when made and/or that any of such representations, warranties and undertakings is or would be breached or untrue or inaccurate or misleading in any respect if it were to be repeated by reference to the facts and circumstances or the knowledge, opinions, intentions or expectations of any of the Directors subsisting at any time up to immediately prior to the Commencement of Dealings.

10.4     The representations, warranties and undertakings referred to in CLAUSE
         10.1 shall remain in full force and effect notwithstanding completion of this Agreement.

11.      COMMISSIONS AND EXPENSES

11.1 In consideration of their services under this Agreement, the Company will pay to the Underwriters:-

         (A) a commission of 0.5 per cent. of the value of the Underwritten New Shares at the Subscription Price; and

         (B) a commission of 0.1 per cent. of the value of the Underwritten New Shares at the Subscription Price in respect of each period of seven days or part thereof from (and including) the date falling 30 days after the date of this Agreement to (and including) the earlier of (a) the day on which sub-underwriters are informed either in writing or by the publication of an announcement on the Stock Exchange Regulatory News Service of the number of New Shares for which they are required to subscribe or (b) the third Dealing Day after the Acceptance Date or (c) the date on which the announcement referred to in CLAUSE 4.3 is made.

11.2 The commissions referred to in CLAUSE 11.1 shall be paid to the Underwriters whether or not they shall be called upon to subscribe or procure subscribers for any of the New Shares under this Agreement and whether or not any of the obligations of the Underwriters under this Agreement terminate or fail to become unconditional. Out of such commissions the Underwriters shall pay sub-underwriting commissions to such persons, if any, as they may procure to subscribe New Shares pursuant to CLAUSE 8.

11.3 The commissions referred to in CLAUSE 11.1 shall be paid by the Company to the Underwriters by not later than 3.00 p.m. on the fourth Dealing Day after the Acceptance Date or, if earlier, on the first Dealing Day after the date on which the obligations of the Underwriters under this Agreement terminate or fail to become unconditional. The Underwriters shall be entitled to deduct some or all of such commissions from any amount otherwise payable by the Underwriters to the Company under this Agreement.

11.4 In addition to the commissions referred to in CLAUSE 11.1, all costs and expenses of, and in connection with, the Acquisition, this Agreement, the Rights Issue and the allotment and issue of the New Shares shall be borne by the Company including, without limitation to the generality of the foregoing, any stamp duty or stamp duty reserve tax (other than any stamp duty reserve tax chargeable under sections 93 or 96 of the Finance Act 1986) and all listing fees, admission fees, registrars' fees, Receiving Banker's fees, legal fees and expenses of the Company and (to the extent the same are reasonable) those of the Underwriters, the Company's accountancy fees and expenses, costs of printing, advertising and circulating the Press Announcement, the Circular, Provisional Allotment Letters and any Supplementary Prospectus and the Company's and the Underwriters' out-of-pocket expenses.

11.5 The Company shall forthwith upon request by the Underwriters pay or reimburse the Underwriters the amount of any expenses which are to be borne by the Company and which the Underwriters may have paid.

11.6 Where in pursuance of CLAUSE 11.4 OR 11.5 or CLAUSE 12 a sum (a "RELEVANT SUM") is to be reimbursed to either Goldman Sachs or Cazenove in respect of any cost, charge or expense and that cost, charge or expense includes an amount in respect of value added tax (the "VAT ELEMENT"), the Company shall pay an amount to Goldman Sachs and/or Cazenove by reference to the VAT Element that shall be determined as follows:-

         (A) if the Relevant Sum constitutes for value added tax purposes (without regard to Section 47(3) Value Added Tax Act 1994) the reimbursement of the consideration for a supply of goods or services made to Goldman Sachs and/or Cazenove (and so not to the Company), a sum equal to the proportion of the VAT Element that Goldman Sachs and/or Cazenove certifies as representing irrecoverable input tax in the hands of Goldman Sachs and/or Cazenove, that certificate to be conclusive save in the case of manifest error; and

         (B) if the Relevant Sum constitutes for value added tax purposes the reimbursement of a cost or expense incurred by Goldman Sachs and/or Cazenove as agent for the Company, a sum equal to the whole of the VAT Element, and where a sum equal to the VAT Element has been reimbursed to Goldman Sachs and/or Cazenove under PARAGRAPH (B) above, Goldman Sachs and/or Cazenove shall provide the Company with an appropriate tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued either by Goldman Sachs and/or Cazenove or, if Goldman Sachs and/or Cazenove have treated the relevant cost or expense as a disbursement for value added tax purposes, by the person making the supply.

12.      INDEMNITY

12.1 The Company will not make any claim against Goldman Sachs or any subsidiary undertaking or parent company of Goldman Sachs or any subsidiary undertaking of any such parent company or any of their respective affiliates, directors, officers, partners, agents or employees and controlling persons (if any) (together "Goldman Sachs Indemnified Persons" and, separately, each "Goldman Sachs Indemnified Person") or Cazenove or any subsidiary undertaking or parent company of Cazenove or any subsidiary undertaking of any such parent company or any of their respective affiliates, directors, officers, partners, agents or employees and controlling persons (if any) together "Cazenove Indemnified Persons" and, separately, each "Cazenove Indemnified Person") (Goldman Sachs Indemnified Persons and Cazenove Indemnified Persons together being "Indemnified Persons") to recover any loss or damage which the Company or the Directors or any other person may suffer by reason of or arising out of the carrying out or performance by any Indemnified Person or on their behalf of their obligations or services under this Agreement or in connection with the Rights Issue unless and to the extent that in the case of a Goldman Sachs Indemnified Person such loss or damage results from the negligence or wilful default of a Goldman Sachs Indemnified Person, a breach by a Goldman Sachs Indemnified Person of his or its duties or obligations under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority Limited) or of his or its duties or obligations under this Agreement and in the case of a Cazenove Indemnified Person such loss or damage result from the negligence or wilful default of a Cazenove Indemnified Person, a breach by a Cazenove Indemnified Person of his or its duties or obligations under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority Limited) or of his or its duties or obligations under this Agreement.

12.2 Without limitation to clause 12.1, the Company agrees with, and acknowledges to, Goldman Sachs and Cazenove that none of the Indemnified Persons shall be responsible, in the absence of specific written agreement to the contrary, to such other parties for verifying the accuracy and/or fairness of any information in the Circular or otherwise published or caused to be published by the Company in connection with the Rights Issue.

12.3 The Company undertakes to Goldman Sachs to hold each Goldman Sachs Indemnified Person and to Cazenove to hold each Cazenove Indemnified Person fully and effectively indemnified against all claims, actions, demands, liabilities, proceedings and judgements brought or established or threatened to be brought against that Indemnified Person (whether or not successful, compromised or settled) and against all losses, costs, charges and expenses (including, without limitation, legal fees and expenses properly incurred) which that Indemnified Person may suffer or incur (including, without prejudice to the generality of the foregoing, all costs, charges and expenses which such Indemnified Person suffers or incurs in investigating or disputing any such claim, action or demand) and the reasonable costs and expenses of such Indemnified Person enforcing its rights under this CLAUSE 12.3 and which in any case is occasioned by or results from or is attributable to or would not have arisen but for, directly or indirectly:-

         (A) any breach by the Company of any of its obligations under this Agreement and/or breach of the warranties;

         (B) the carrying out or performance by the Underwriters or on their behalf of any of their obligations or services under this Agreement or in connection with the Rights Issue;

         (C) the issue of the New Shares, the publication, release or despatch of the Press Announcement and/or the Circular and/or any of the Provisional Allotment Letters and/or any Supplementary Prospectus; or

         (D) any breach or alleged breach of any of the representations, warranties and undertakings in this Agreement,

         unless and to the extent that such losses, costs, charges or expenses result (i) in respect of indemnification of a Goldman Sachs Indemnified Person from the negligence or wilful default of a Goldman Sachs Indemnified Person, a breach by a Goldman Sachs Indemnified Person of his or its duties or obligations under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority Limited) or of his or its duties or obligations under this agreement or
         (ii) in respect of indemnification of a Cazenove Indemnified Person from the negligence or wilful default of a Cazenove Indemnified Person, a breach by a Cazenove Indemnified Person of his or its duties or obligations under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority Limited) or of his or its duties or obligations under this agreement and provided that an Indemnified Person shall not be entitled to be indemnified pursuant to this Clause 12.3 in respect of any losses, costs, charges and expenses suffered or incurred by such Indemnified Person as a result of it having been required to subscribe New Shares pursuant to Clause 8 unless and to the extent that such losses, costs, charges and expenses are occasioned by, or result from, or are attributable to or would not have arisen but for (in each case directly or indirectly) any breach by the Company of any of its obligations under this Agreement or any breach of the representations, warranties and undertakings referred to in CLAUSE 10.1 or any circumstances which constitute such a breach.

12.4 If the United Kingdom Inland Revenue or any other taxing authority beings into any charge to taxation any sum payable under the indemnity contained in CLAUSE 12.3, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the tax so chargeable there shall remain a sum equal to the amount than would otherwise have been payable under CLAUSE 12.3 provided that there shall be taken into account, in computing the amount payable hereunder in respect of the loss, cost, charge or expense indemnified, any amount by which the liability to tax of the Indemnified Person is reduced in consequence of such loss, cost, charge or expense.

13.      MISCELLANEOUS

13.1 The Company confirms that it has instructed or will instruct the Receiving Banker and the Company's registrars to act as receiving banker and registrars respectively in connection with the Rights Issue and to perform the obligations assigned to it or them under the Circular, the Provisional Allotment Letters and this Agreement as receiving banker and registrar respectively.

13.2 No delay or omission on the part of the Underwriters in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy by the Underwriters under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Underwriters provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

13.3 Any time, date or period mentioned in any Clause of or Schedule to this Agreement may be extended by agreement between the Company and the Underwriters but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

13.4 If the performance by Goldman Sachs and/or Cazenove of any of their obligations under this Agreement shall represent for value added tax purposes the making by Goldman Sachs and/or Cazenove of any supply of goods or services to the Company that is taxable at a positive rate, the Company shall pay to Goldman Sachs and/or Cazenove, in addition to the amounts otherwise payable by the Company to Goldman Sachs and/or Cazenove pursuant to this Agreement, an amount equal to the value added tax chargeable on any such supply, that payment to be made within seven days of Goldman Sachs and/or Cazenove requesting the same and against production by Goldman Sachs and/or Cazenove of an appropriate tax invoice.

14.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement, should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

15.      NOTICES

15.1 Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing (not including writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this Clause).

15.2 Any such notice or other communication shall be addressed as provided in CLAUSE 15.3 and, if so addressed, shall be deemed to have been duly given or made as follows:-

         (A) if sent by personal delivery, upon delivery at the relevant address of the relevant party;

         (B) if sent by first class post, two Dealing Days after the date of posting; and

         (C)      if sent by facsimile, when received.

15.3 The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to CLAUSE 15.4, are:-

         Name of Party               Address                    Facsimile No.
         -------------               -------                    -------------
         The Company                 3 Burlington Gardens       020 7411 2254
                                     London W1X 1LE
         F.A.O. Gary Rinck

         Goldman Sachs               Peterborough Court         020 7774 4212
                                     133 Fleet Street
                                     London EC4A 2BB
         F.A.O. Richard Murley
         Cazenove                    12 Tokenhouse Yard         020 7796 2118
                                     London EC2R 7AN
         F.A.O. John Paynter

15.4 A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of this Clause provided that such notification shall only be effective on:-

         (A) the date specified in the notification as the date on which the change is to take place; or

         (B) if no date is specified or the date specified is less than five Dealing Days after the date on which notice is given, the date falling five Dealing Days after notice of any such change has been given.

16.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law.

                                   SCHEDULE 1

                            DOCUMENTS TO BE DELIVERED

1. The following documents are to be delivered by the Company to the Underwriters as referred to in CLAUSE 3.1(B):-

         (A) a certified copy of the Memorandum and Articles of Association of the Company;

         (B) a certified copy of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) approving the Rights Issue and the Acquisition and approving and authorising the issue and/or execution of the Circular, the Provisional Allotment Letter, the Acquisition Documents, the Press Announcement and this Agreement (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee);

         (C)      the Circular;

         (D) certified copies of letters to the UK Listing Authority signed by all the Directors containing the confirmation required by paragraph 5.5 of the Listing Rules;

         (E) certified copies of any power of attorney pursuant to which any Director signed any of the documents mentioned above in a form reasonably acceptable to the Underwriters;

         (F) letters to the Underwriters from the solicitors to the Company in connection with the Rights Issue and the auditors to the Company in each case in relation to the matters referred to in paragraph 2.8 of the Listing Rules in a form reasonably acceptable to the Underwriters;

         (G) the working capital report relating to the Group in the form reasonably acceptable to the Underwriters;

         (H) a letter to the Underwriters from the Company's auditors relating to the said working capital report and the financial information contained in the in the Circular, in a form reasonably acceptable to the Underwriters; and

         (I) a letter to the Underwriters from the Company relating to the adequacy of the Group's working capital in the form of the draft initialled by or on behalf of the Company and the Underwriters for the purpose of identification only and marked "B".

2. The following document is to be delivered by the Company to the Underwriters forthwith after the provisional allotment of the New Shares pursuant to CLAUSE 6.1:-

                  a certified copy of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) provisionally allotting the New Shares as referred to in CLAUSE 6.1 (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee (if not previously delivered to the Underwriters)).

3. The following document is to be delivered by the Company to the Underwriters forthwith after the confirmation of allotments and/or new allotments of the New Shares pursuant to CLAUSE 6.3:-

                  a certified copy of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) confirming the allotments of the New Shares taken up and making new allotments of the New Shares not taken up as referred to in CLAUSE 6.3 (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee (if not previously delivered to the Underwriters)).

                                   SCHEDULE 2

                  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

(A) All statements contained in the Press Announcement (other than expressions of opinion, intention or expectation of the Directors) are true and accurate in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation of the Directors contained therein are made on reasonable grounds and are truly and honestly held by the Directors and are fairly based and there are no other facts known or which could on reasonable inquiry have been known to the Directors the omission of which would make any such statement or expression in the Press Announcement misleading in any material respect or which are or might be material in the context of the Acquisition, the Rights Issue or the underwriting of the New Shares.

(B) All statements contained in the Circular (other than expressions of opinion, intention or expectation of the Directors) will, when published, be true and accurate in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation of the Directors contained therein will, when published, be made on reasonable grounds and will be truly and honestly held by the Directors and will be fairly based and there will be no other facts known or which could on reasonable inquiry have been known to the Directors the omission of which would make any such statement or expression in the Circular misleading in any material respect or which will or might be material in the context of the Acquisition, the Rights Issue or the underwriting of the New Shares.

(C) The Circular will, when published, contain all such information as investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Company and the rights attaching to the New Shares having regard to the matters specified in Section 146(3) of the Financial Services Act 1986.

(D) With respect to the Report and Accounts and each announcement made by or on behalf of the Company to the London Stock Exchange or the UK Listing Authority since the date of publication of the Report and Accounts ("PREVIOUS ANNOUNCEMENTS"), at the date the Report and Accounts were published or, as the case may be, at the date such announcement was made, (and save as disclosed in any such document or announcement issued or made after the publication of the Report and Accounts or any other previous announcement) all statements contained therein (other than expressions of opinion, intention or expectation of the Directors) were true and accurate in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation of the Directors contained therein were made on reasonable grounds and were truly and honestly held by the Directors and were fairly based and all previous announcements complied, in all material respects, with the Companies Act 1985, the Financial Services Act 1986, the rules and regulations of the UK Listing Authority and the London Stock Exchange and all regulations made thereunder (including the Listing Rules).

(E) All statements contained in any Supplementary Prospectus (other than expressions of opinion, intention or expectation of the Directors) will, when published, be true and accurate in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation of the Directors contained therein will, when published, be made on reasonable grounds and will be truly and honestly held by the Directors and will be fairly based and there will be no other facts known or which could on reasonable inquiry have been known to the Directors the omission of which would make any such statement or expression in any such Supplementary Prospectus misleading in any material respect or which will be or might be material in the context of the Rights Issue or the underwriting of the New Shares.

(F) If any Supplementary Prospectus is published, then the Circular, together with such Supplementary Prospectus, will, when the Supplementary Prospectus is published, contain all such information as investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Company and the rights attaching to the New Shares having regard to the matters specified in Section 146(3) of the Financial Services Act 1986.

(G) The Interim Results contain an accurate statement in all material respects of the turnover, profit before tax and profit after tax of the Group for the six months ended 30th June, 2000 and, save for the fact that they are unaudited, have been prepared in accordance with generally accepted accounting principles consistently applied (and applied consistently with those used in the preparation of the Report and Accounts) and all relevant Statements of Standard Accounting Practice and comply with the Companies Act 1985 as applicable.

(H) The Report and Accounts give a true and fair view of the state of affairs of the Company and of the Group at the Accounts Date and of the results and source and application of funds of the Group for the financial period then ended and have been prepared in accordance with generally accepted accounting principles consistently applied and all relevant Statements of Standard Accounting Practice and comply in all material respects with the Companies Act 1985 as applicable.

(I) Since the Accounts Date, save as disclosed in the Circular or any previous announcement, the business of the Group has been carried on in the ordinary and usual course and there has been no material adverse change in the financial or trading position of the Group.

(J) Save as disclosed in the Circular, no member of the Group is engaged in any legal or arbitration proceedings which may have or have had during the 12 months preceding the date hereof a significant effect on the financial position of the Group or which individually or collectively are material for disclosure in the context of the Acquisition, the Rights Issue or the underwriting of the New Shares.

(K) The allotment and issue of the New Shares, the issue of the Press Announcement, the Circular, the Forms of Proxy and the Provisional Allotment Letters and the making of the Rights Issue will comply with the Companies Act 1985, the Financial Services Act 1986, the rules and regulations of the UK Listing Authority and the London Stock Exchange and all regulations made thereunder (including the Listing Rules and the Standards), and, in each case so far as the Directors are aware, having made such enquiries (if any) as are reasonable, the rules and regulations of any other exchange or securities market on which any of the securities of the Company are listed, quoted or traded and all other relevant laws and regulations of the United Kingdom and elsewhere and there are no matters other than those disclosed in the Circular or otherwise in writing to the UK Listing Authority which should be taken into account by the UK Listing Authority in considering the suitability for listing of the New Shares.

(L) The Company and the Directors have power under the Memorandum and Articles of Association of the Company to allot and issue the New Shares in the manner contemplated by this Agreement without any sanction or consent by members of the Company or any class of them and there are no consents required by the Company for the allotment and issue of the New Shares which have not been unconditionally obtained.

(M) So far as the Directors are aware, having made such enquiries (if any) as are reasonable, entering into and performance of this Agreement by the Company and the issue of the New Shares will comply in all material respects with all agreements to which any member of the Group is a party or by which it or any of them or any of their respective properties or assets is bound.

(N) So far as the Directors are aware, having made such enquiries (if any) as are reasonable, no event has occurred or circumstance arisen such that any person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfilment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group.

(O) The working capital forecast of the Group contained in the memorandum dated 28th July, 2000 has been approved by the Board of Directors or a Committee thereof and has been made after due and careful inquiry, all statements of fact therein are true and accurate in all material respects and not misleading in any material respect, all expressions of opinion, intention or expectation contained therein are made on reasonable grounds and are fairly based, all the assumptions on which that forecast is based are reasonable assumptions, so far as the Directors are aware, having made such inquiries (if any) as are reasonable and there are no other assumptions on which that forecast ought to have been based which have not been made.

(P) Neither the Company, nor any affiliate of the Company, nor any person acting on its or their behalf has offered or sold the Rights or the New Shares by means of any (i) general solicitation or general advertising within the meaning of Rule 502(c) under the United States Securities Act of 1933 (the "Securities Act") or (ii) directed selling efforts within the meaning of Rule 903 under the Securities Act and the Company has complied and will comply with the offering restriction requirements of such Rule 903.

IN WITNESS whereof the parties hereto have entered into this Agreement the day and year first before written.


SIGNED BY                               )
duly authorised for and on              )
behalf of                               )
PEARSON PLC                             )



SIGNED BY                               )
duly authorised for and on              )
behalf of GOLDMAN                       )
SACHS INTERNATIONAL                     )



SIGNED BY                               )
duly authorised for and on              )
behalf of                               )
CAZENOVE & CO.                          )